Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Imperial Sugar Company Amended and Restated Long Term Incentive Plan of Imperial Sugar Company for the registration of 500,000 shares of Imperial Sugar Company’s common stock of our report dated January 5, 2012, with respect to the financial statements of Louisiana Sugar Refining, LLC for the year ended September 30, 2011, included in the Annual Report (Form 10-K) of Imperial Sugar Company for the year ended September 30, 2011.

/s/ Ernst & Young LLP

New Orleans, Louisiana

February 10, 2012